Exhibit 3

Certificate of Amendment

of the

Certificate of Incorporation

of

Xerox Corporation

Under Section 805 of the New York Business Corporation Law

The undersigned, Leslie F. Varon, Vice President and Secretary of Xerox Corporation (the “Corporation”), hereby certifies that:

1. The name of the Corporation is “XEROX CORPORATION”. The name under which the Corporation was formed is “THE HALOID COMPANY”.

2. The Certificate of Incorporation was filed by the Department of State on April 18, 1906 under the name The Haloid Company.

3. The Certificate of Incorporation, as amended, of the Corporation (hereinafter, the “Certificate of Incorporation”) is hereby being amended by the addition to Article FOURTH of a provision stating the number, designation, relative rights, preferences and limitations of the Corporation’s 6.25% Series C Mandatory Convertible Preferred Stock, par value $1.00 (the “Series C Mandatory Convertible Preferred Stock”) under authority vested in the Board of Directors in the Certificate of Incorporation and as permitted by Section 502 of the Business Corporation Law.

4. To effect the foregoing, Article FOURTH of the Certificate of Incorporation is hereby amended by inserting a Subdivision 18 following Subdivision 17 thereof, and such Subdivision 18 shall read in its entirety as follows:

“THE 6.25% SERIES C MANDATORY CONVERTIBLE PREFERRED STOCK

18. (a) Designation and Ranking. The distinctive serial designation of the sixth series of Cumulative Preferred Stock shall be called the “6.25% Series C Mandatory Convertible Preferred Stock” and is hereinafter referred to as the “Series C Mandatory Convertible Preferred Stock”; and the number of shares constituting the Series C Mandatory Convertible Preferred Stock shall be 9,200,000 shares. The Series C Mandatory Convertible Preferred Stock shall rank, with respect to dividend distributions and distributions upon the dissolution, liquidation and winding-up of the Corporation, (i) senior to the common stock, par value $1.00 per share, of the Corporation (the “Common Stock”) and the class B common stock, par value $1.00 per share, of the Corporation (the “Class B Common Stock”) and to each other class or series of stock of the Corporation (including any series of Cumulative Preferred Stock established after June 25, 2003 by the Board of Directors), now or hereafter existing, the terms of which do not expressly provide that such class or series will rank senior to or pari passu with the Series C Senior Mandatory Convertible Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of the Company (collectively referred to as “Junior Securities”); (ii) pari passu with the Corporation’s Series B Convertible Preferred Stock (the “Series B Convertible Preferred Stock” and together, with the “Series C Mandatory Convertible Preferred

Stock,” the “Cumulative Preferred Stock”) and with each other class or series of stock of the Corporation, now or hereafter existing, the terms of which expressly provide that such class or series will rank paripassu with the Series C Mandatory Convertible Preferred Stock as to dividend distributions and distributions upon liquidation, dissolution or winding-up of the Corporation (collectively referred to as “Parity Securities”); and (iii) junior to each other class or series of stock of the Corporation, now or hereafter existing, the terms of which expressly provide that such class or series will rank senior to the Series C Mandatory Convertible Preferred Stock as to dividend distributions and distributions upon liquidation, dissolution or winding-up of the Corporation (collectively referred to as “Senior Securities”).

(b) Dividends.

(i) General. Dividends on the Series C Mandatory Convertible Preferred Stock shall be payable quarterly, when, as and if declared by the Board of Directors or a duly authorized committee thereof, out of the assets of the Corporation legally available therefor, on the first calendar day (or the following Business Day if the first calendar day is not a Business Day) of January, April, July and October of each year (each such date being referred to herein as a “Dividend Payment Date”) at the annual rate of $6.25 per share subject to adjustment as provided in Section 18(l)(ii). The initial dividend on the Series C Mandatory Convertible Preferred Stock for the dividend period commencing on June 25, 2003, to but excluding October 1, 2003, will be $1.6667, and shall be payable, when, as and if declared, on October 1, 2003. The dividend on the Series C Mandatory Convertible Preferred Stock for each subsequent dividend period shall be $1.5625 per share. The amount of dividends payable on each share of Series C Mandatory Convertible Preferred Stock for each full quarterly period thereafter shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for any other period that is shorter or longer than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

A dividend period with respect to a Dividend Payment Date is the period commencing on the preceding Dividend Payment Date or, if none, the date of issue and ending on the day immediately prior to the next Dividend Payment Date. Dividends payable, when, as and if declared, on a Dividend Payment Date shall be payable to Holders (as defined below) of record on the date not exceeding forty calendar days preceding the relevant Dividend Payment Date, fixed by the Board of Directors in advance of payment of the relevant dividend (each, a “Dividend Record Date”).

Dividends on the Series C Mandatory Convertible Preferred Stock shall be cumulative if the Corporation fails to declare one or more dividends on the Series C Mandatory Convertible Preferred Stock in any amount, whether or not there are assets of the Corporation legally available for the payment of such dividends in whole or in part.

The Corporation may pay dividends, at its sole option, (a) in cash, (b) by delivering shares of Common Stock to the Transfer Agent (as defined below) on behalf of the Holders, to be sold on the Holders’ behalf for cash or (c) in any combination thereof. By and upon acquiring the Series C Mandatory Convertible Preferred Stock each Holder is deemed to appoint the Transfer Agent as such Holder’s agent for any such sale, and the

Transfer Agent shall serve as a designated agent of the Holders in making any such sales. To pay dividends in shares of Common Stock, the Corporation must deliver to the Transfer Agent a number of shares of Common Stock which, when sold by the Transfer Agent on the Holders’ behalf, will result in net cash proceeds to be distributed to the Holders in an amount equal to the cash dividend otherwise payable to the Holders.

If the Corporation pays dividends in shares of Common Stock by delivering them to the Transfer Agent, those shares shall be owned beneficially by the Holders upon delivery to the Transfer Agent, and the Transfer Agent shall hold those shares and the net cash proceeds from the sale of those shares up to the amount of such dividends for the exclusive benefit of the Holders until the Dividend Payment Date, or such other date as is fixed by the Board of Directors pursuant to the terms and conditions set forth in the last paragraph of this Section 18(b)(i), at which time the portion of such net cash proceeds equal to the non-cash component of the declared dividend on the Series C Mandatory Convertible Preferred Stock shall be distributed to the Holders entitled thereto with any remainder to be returned to the Company.

Holders shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of the then applicable full dividends calculated pursuant to this Section 18(b)(i) (including accrued dividends, if any) on shares of Series C Mandatory Convertible Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend or payment which may be in arrears.

(ii) In order to pay dividends on any Dividend Payment Date, or such other date as is fixed by the Board of Directors or a duly authorized committee thereof pursuant to the terms and conditions set forth in the last paragraph of Section 18(b)(i) hereof, in shares of Common Stock, (A) the shares of Common Stock delivered to the Transfer Agent shall have been duly authorized, (B) the Corporation shall have provided to the Transfer Agent an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”) permitting the immediate sale of the shares of Common Stock in the public market, (C) the shares of Common Stock, once purchased by the purchasers thereof, shall be validly issued, fully paid and non-assessable and (D) such shares shall have been registered under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, if required, and shall be listed or admitted for trading on each United States securities exchange on which the Common Stock is then listed.

(c) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the Holders shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders, before any distribution or payment of assets is made on any Junior Securities, $100.00 per share, subject to adjustment as provided in Section 18(l)(ii) hereof, plus an amount equal to the sum of all accrued and unpaid dividends (whether or not declared) for the then-current dividend period and all dividend periods prior thereto.

Neither the sale, lease or conveyance of all or substantially all of the property or business of the Corporation (other than in connection with the voluntary or involuntary liquidation, disso-

lution or winding-up of the Corporation), nor the consolidation, or merger of the Corporation into or with any other Person, shall constitute a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation for the purposes of the foregoing paragraph.

In the event the assets of the Corporation available for distribution to the holders of Cumulative Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled as provided above, the holders of shares of the Cumulative Preferred Stock, including the Series C Mandatory Convertible Preferred Stock, shall share ratably in any distribution of assets of the Corporation based on the relative aggregate liquidation preference of the outstanding shares of each series.

After the payment to the Holders of the full preferential amounts provided above, the Holders will have no right or claim to any remaining assets of the Corporation.

(d) Voting Rights.

(i) The Holders shall have no voting rights, except as otherwise set forth in the Certificate of Incorporation of the Corporation or as expressly required by applicable state law. In exercising any such vote, each outstanding share of Series C Mandatory Convertible Preferred Stock shall be entitled to one vote.

(ii) Unless the consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least two-thirds of the shares of Cumulative Preferred Stock, including the Series C Mandatory Convertible Preferred Stock, at the time outstanding, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, at which the Cumulative Preferred Stock, including the Series C Mandatory Convertible Preferred Stock, shall vote separately as a class, shall be necessary to permit, effect or validate any one or more of the following:

(1) The authorization of, or any increase in the authorized amount of any class of stock ranking prior to the Cumulative Preferred Stock, including the Series C Mandatory Convertible Preferred Stock.

(2) The amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the By-Laws of the Corporation, in either case by way of merger, consolidation or otherwise, which would affect adversely any right, preference, privilege or voting power of the Cumulative Preferred Stock, including the Series C Mandatory Convertible Preferred Stock, or the holders thereof; provided, however, that if any such amendment, alteration or repeal would affect adversely any right, preference, privilege or voting power of one or more, but not all, of the series of Cumulative Preferred Stock, including the Series C Mandatory Convertible Preferred Stock, at the time outstanding, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected, similarly given, shall be required in lieu of (or if such consent is required by law, in addition to) the consent of the holders of two-thirds of the shares of the

Cumulative Preferred Stock, including the Series C Mandatory Convertible Preferred Stock, as a class; or

(3) The voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease or conveyance (other than by mortgage) of all or substantially all the property or business of the Corporation, or the consolidation or merger of the Corporation with or into any other corporation, except any such consolidation or merger wherein none of the rights, preferences, privileges or voting powers of any series of the Cumulative Preferred Stock or the holders thereof are adversely affected.

(e) Automatic Conversion. Each share of Series C Mandatory Convertible Preferred Stock will automatically convert (unless previously converted at the option of the Corporation in accordance with Section 18(f) or at the option of the Holder in accordance with Section 18(g), or a Merger Early Conversion has occurred in accordance with Section 18(h)), on July 1, 2006 (the “Automatic Conversion Date”), into a number of newly issued shares of Common Stock equal to the number of shares of Common Stock resulting from the application of the Conversion Rate (as defined in Section 18(i) below). The Holders on the Automatic Conversion Date shall have the right to receive a dividend payment of cash, shares of Common Stock, or any combination thereof, as the Corporation determines in its sole discretion, in an amount equal to any accrued and unpaid dividends on the Series C Mandatory Convertible Preferred Stock as of the Automatic Conversion Date (other than previously declared dividends on the Series C Mandatory Convertible Preferred Stock payable to a Holder of record as of a prior date), whether or not declared, out of legally available assets of the Corporation. To the extent the Corporation pays some or all of such dividend in shares of Common Stock, the number of shares of Common Stock issuable to a Holder in respect of such accrued and unpaid dividends shall equal the amount of accrued and unpaid dividends on the Series C Mandatory Convertible Preferred Stock on the Automatic Conversion Date that the Corporation determines to pay in shares of Common Stock divided by the 5-Day Average Market Price (as defined below).

Dividends on the shares of Series C Mandatory Convertible Preferred Stock shall cease to accrue and such shares of Series C Mandatory Convertible Preferred Stock shall cease to be outstanding on the Automatic Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates, if any, representing shares of Common Stock (both for purposes of the automatic conversion of shares of Series C Mandatory Convertible Preferred Stock and for purposes of any dividend payment by the Corporation of shares of Common Stock in respect of accrued and unpaid dividends on the Series C Mandatory Convertible Preferred Stock), and for any payment of cash in respect of accrued and unpaid dividends on the Series C Mandatory Convertible Preferred Stock or cash in lieu of fractional shares, if any, in exchange for and contingent upon the surrender of certificates representing the shares of Series C Mandatory Convertible Preferred Stock (if such shares are held in certificated form), and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the shares of Series C Mandatory Convertible Preferred Stock, provided, however, that the Corporation shall give the Holders such notice of any such actions as the Corporation deems appropriate and upon such surrender such Holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Automatic

Conversion Date. Amounts payable in cash in respect of the shares of Series C Mandatory Convertible Preferred Stock or in respect of such shares of Common Stock shall not bear interest.

(f) Provisional Conversion at the Option of the Corporation.

(i) Prior to the Automatic Conversion Date, the Corporation may, at its option, cause the conversion of all, but not less than all, the shares of Series C Mandatory Convertible Preferred Stock then outstanding into shares of Common Stock at a rate of 8.1301 shares of Common Stock for each share of Series C Mandatory Convertible Preferred Stock (the “Provisional Conversion Rate”), subject to adjustment as set forth in Section 18(i)(ii) below (as though references in Section 18(i)(ii) to the Conversion Rate were replaced with references to the Provisional Conversion Rate); provided, however, that the Closing Price of the Common Stock has exceeded 150% of the Threshold Appreciation Price (as defined below) for at least 20 Trading Days (as defined below) within a period of 30 consecutive Trading Days ending on the Trading Day prior to the date on which the Corporation notifies the Holders (pursuant to Section 18(f)(ii)) that it is exercising its option to cause the conversion of the Series C Mandatory Convertible Preferred Stock pursuant to this Section 18(f) (the “Provisional Conversion Notice Date”). The Corporation shall be able to cause this conversion only if, in addition to issuing the Holders shares of Common Stock, the Corporation pays the Holders in cash (a) an amount equal to any accrued and unpaid dividends on the shares of Series C Mandatory Convertible Preferred Stock then outstanding, whether or not declared, and (b) the present value of all remaining dividend payments on the shares of Series C Mandatory Convertible Preferred Stock then outstanding, through and including July 1, 2006, in each case, out of legally available assets of the Corporation. The present value of the remaining dividend payments will be computed using a discount rate equal to the Treasury Yield.

(ii) A written notice (the “Provisional Conversion Notice”) shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the Holders of record as they appear on the stock register of the Corporation on the Provisional Conversion Notice Date (a) notifying such Holders of the election of the Corporation to convert and of the Provisional Conversion Date (as defined below), which date shall not be less than 30 days nor be more than 60 days after the Provisional Conversion Notice Date, and (b) stating the Corporate Trust Office of the Transfer Agent at which the shares of Series C Mandatory Convertible Preferred Stock called for conversion shall, upon presentation and surrender of the certificate(s) (if such shares are held in certificated form) evidencing such shares, be converted, and the Provisional Conversion Rate to be applied thereto.

(iii) The Corporation shall deliver to the Transfer Agent irrevocable written instructions authorizing the Transfer Agent, on behalf and at the expense of the Corporation, to cause the Provisional Conversion Notice to be duly mailed as soon as practicable after receipt of such irrevocable instructions from the Corporation and in accordance with the above provisions. The shares of Common Stock to be issued upon conversion of the Series C Mandatory Convertible Preferred Stock pursuant to this Section 18(f) and all funds necessary for the payment in cash of (1) any accrued and unpaid dividends on the shares of Series C Mandatory Convertible Preferred Stock then outstanding, whether or not declared, and (2) the present value of all remaining dividend payments on the shares of Series C Mandatory Convertible Preferred Stock then outstanding through and including July 1, 2006, shall be deposited with the Transfer Agent in trust at least one Business Day prior to the Provisional Conversion Date, for the pro rata benefit of the Holders of record as they appear on the stock register of the Corporation, so as to be and continue to be available therefor. Neither failure to mail such Provisional Conversion Notice to one or more such Holders nor any defect in such Provisional Conversion Notice shall affect the sufficiency of the proceedings for conversion as to other Holders.

(iv) If a Provisional Conversion Notice shall have been given as hereinbefore provided, then each Holder shall be entitled to all preferences and relative, participating, optional and other special rights accorded by this certificate until and including the Provisional Conversion Date. From and after the Provisional Conversion Date, upon delivery by the Corporation of the Common Stock and payment of the funds to the Transfer Agent as described in paragraph (iii) above, the Series C Mandatory Convertible Preferred Stock shall no longer be deemed to be outstanding, and all rights of such Holders shall cease and terminate, except the right of the Holders, upon surrender of certificates therefor, to receive Common Stock and any amounts to be paid hereunder.

(v) The deposit of monies in trust with the Transfer Agent up to the amount necessary for the Provisional Conversion shall be irrevocable except that the Corporation shall be entitled to receive from the Transfer Agent the interest or other earnings, if any, earned on any monies so deposited in trust, and the Holders of the shares converted shall have no claim to such interest or other earnings, and any balance of monies so deposited by the Corporation and unclaimed by the Holders entitled thereto at the expiration of two years from the Provisional Conversion Date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the Holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for such payment without interest.

(g) Early Conversion at the Option of the Holder.

(i) Shares of Series C Mandatory Convertible Preferred Stock are convertible, in whole or in part, at the option of the Holders thereof (“Optional Conversion”), at any time prior to the Automatic Conversion Date, into shares of Common Stock at a rate of 8.1301 shares of Common Stock for each share of Series C Mandatory Convertible Preferred Stock (the “Optional Conversion Rate”), subject to adjustment as set forth in Section 18(i)(ii) below (as though references in Section 18(i)(ii) to the Conversion Rate were replaced with references to the Optional Conversion Rate).

(ii) Optional Conversion of shares of Series C Mandatory Convertible Preferred Stock may be effected by delivering certificates evidencing such shares (if such shares are held in certificated form), together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, payment of an amount equal to the dividend payable on such shares pursuant to paragraph (iii) below), to the Corporate Trust Office of the Transfer Agent for the Series C Mandatory Convertible Preferred Stock or to any other office or agency maintained by the Corporation for that purpose. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied.

(iii) Holders of shares of Series C Mandatory Convertible Preferred Stock at the close of business on a Dividend Record Date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date (if such dividend has been declared) notwithstanding the Optional Conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. However, shares of Series C Mandatory Convertible Preferred Stock surrendered for Optional Conversion after the close of business on a Dividend Record Date and before the opening of business on the corresponding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Except as provided above, upon any Optional Conversion of shares of Series C Mandatory Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid preferred dividends, whether or not in arrears, on such shares of Series C Mandatory Convertible Preferred Stock as to which Optional Conversion has been effected or for dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.

(h) Early Conversion upon Cash Merger.

(i) In the event of a merger or consolidation of the Corporation of the type described in Section 18(i)(iii)(1) in which the Common Stock outstanding immediately prior to such merger or consolidation is exchanged for consideration consisting of at least 30% cash or cash equivalents (any such event a “Cash Merger”), then the Corporation (or the successor to the Corporation hereunder) shall be required to offer all Holders of shares of Series C Mandatory Convertible Preferred Stock that remain outstanding after the Cash Merger (if any) the right to convert their shares of Series C Mandatory Convertible Preferred Stock prior to the Automatic Conversion Date (“Merger Early Conversion”) as provided herein.

On or before the fifth Business Day after the consummation of a Cash Merger, the Corporation or, at the request and expense of the Corporation, the Transfer Agent shall give all Holders notice of the occurrence of the Cash Merger and of the right of Merger Early Conversion arising as a result thereof. The Corporation shall also deliver a copy of such notice to the Transfer Agent. Each such notice shall contain:

(1) the date, which shall be not less than 20 nor more than 30 calendar days after the date of such notice, on which the Merger Early Conversion will be effected (the “Merger Early Conversion Date”);

(2) the date, which shall be on or one Business Day prior to the Merger Early Conversion Date, by which the Merger Early Conversion right must be exercised;

(3) the Conversion Rate (as adjusted pursuant to Section 18(i)(ii)) in effect immediately before such Cash Merger and the kind and amount of securities, cash and other property receivable by the Holder upon conversion of its shares of Series C Mandatory Convertible Preferred Stock pursuant to Section 18(i)(iii); and

(4) the instructions a Holder must follow to exercise the Merger Early Conversion right.

(ii) To exercise a Merger Early Conversion right, a Holder shall deliver to the Transfer Agent at the Corporate Trust Office (as defined below) by 5:00 p.m., New York City time, on or before the date by which the Merger Settlement right must be exercised as specified in the notice, the certificate(s) (if such shares are held in certificated form) evidencing the shares of Series C Mandatory Convertible Preferred Stock with respect to which the Merger Early Conversion right is being exercised duly endorsed for transfer to the Corporation or in blank with a written notice to the Corporation stating the Holder’s intention to convert early in connection with the Cash Merger and providing the Corporation with payment instructions.

(iii) On the Merger Early Conversion Date, the Corporation shall deliver or cause to be delivered the cash, securities and other property to be received by such exercising Holder determined by assuming the Holder had converted the shares of Series C Mandatory Convertible Preferred Stock for which such Merger Early Conversion right was exercised into Common Stock immediately before the Cash Merger at the Conversion Rate (as adjusted pursuant to Section 18(i)(ii)).

(iv) Upon a Merger Early Conversion, the Transfer Agent shall, in accordance with the instructions provided by the Holder thereof on the notice provided to the Corporation as set forth in paragraph (ii) above, deliver to the Holder such cash, securities or other property issuable upon such Merger Early Conversion together with payment in lieu of any fractional shares, as provided herein.

(v) In the event that Merger Early Conversion is effected with respect to shares of Series C Mandatory Convertible Preferred Stock representing less than all the shares of Series C Mandatory Convertible Preferred Stock held by a Holder, upon such Merger Early Conversion the Corporation (or the successor to the Corporation hereunder) shall execute and the Transfer Agent shall authenticate, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares as to which Merger Early Conversion was not effected.

(i) Definition of Conversion Rate; Anti-dilution Adjustments.

(i) Subject to the immediately following sentence, the “Conversion Rate” is equal to:

(1) if the 20-Day Average Market Price is greater than or equal to $12.30 (the “Threshold Appreciation Price”), 8.1301 shares of Common Stock per share of Series C Mandatory Convertible Preferred Stock;

(2) if the 20-Day Average Market Price is less than the Threshold Appreciation Price, but is greater than $10.25, the number of shares of Common Stock per share of Series C Mandatory Convertible Preferred Stock equal to $100.00 (the “Stated Amount”) divided by the 20-Day Average Market Price; and

(3) if the 20-Day Average Market Price is equal to or less than $10.25, 9.7561 shares of Common Stock per share of Series C Mandatory Convertible Preferred Stock,

in each case subject to adjustment as provided in Section 18(i)(ii) (and in each case rounded upward or downward to the nearest 1/10,000th of a share). In each of the clauses in the immediately preceding sentence, the number of newly issued shares of Common Stock issuable upon conversion of each share of the Series C Mandatory Convertible Preferred Stock on the Automatic Conversion Date in respect of a conversion pursuant to Section 18(e) shall be increased by an amount equal to any accrued and unpaid dividends on the Series C Mandatory Convertible Preferred Stock on the Automatic Conversion Date (taking into account any payment of such dividends on the Automatic Conversion Date) divided by the 20-Day Average Market Price.

(ii) In connection with the Conversion Rate as set forth in Section 18(i)(i), the formula for determining the Conversion Rate and the number of shares of Common Stock to be delivered on any conversion date on an early conversion as set forth in Section 18(f), (g) or (h) shall be subject to the following adjustments:

(1) Stock Dividends. In case the Corporation shall pay or make a dividend or other distribution on the Common Stock or Class B Common Stock in Common Stock or Class B Common Stock, the Conversion Rate, as in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution, shall be increased by dividing such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock and Class B Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

(2) (A) Stock Purchase Rights. In case the Corporation shall issue to all holders of its Common Stock and/or Class B Common Stock (such issuance not being available on an equivalent basis to Holders of the shares of Series C Mandatory Convertible Preferred Stock upon conversion) (1) rights, options or warrants entitling them to subscribe for or purchase shares of Common Stock or Class B Common Stock, or (2) securities convertible or exchangeable into shares of Common Stock or Class B Common Stock or rights, options or warrants to purchase or acquire securities convertible or exchangeable into shares of Common Stock or Class B Common Stock, in each case at a price per share of Common Stock or Class B Common Stock, as applicable, less than the Current Market

Price on the date fixed for the determination of shareholders entitled to receive such rights, options, warrants or securities (other than pursuant to a dividend reinvestment, share purchase or similar plan), the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by dividing such Conversion Rate by a fraction, the numerator of which shall be the number of shares of Common Stock and B Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock and Class B Common Stock, as applicable, which the aggregate consideration expected to be received by the Corporation upon the exercise, conversion or exchange of such rights, options, warrants or securities (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) would purchase at such Current Market Price and the denominator of which shall be the number of shares of Common Stock and Class B Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock or Class B Common Stock, as applicable, so offered for subscription or purchase, either directly or indirectly, or into which such securities are convertible or exchangeable, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

(3) Stock Subdivisions, Splits, Reclassifications and Combinations. In case outstanding shares of Common Stock and/or Class B Common Stock shall be subdivided, split or reclassified into a greater number of shares of Common Stock or Class B Common Stock, respectively, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision, split or reclassification becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock and/or Class B Common Stock shall each be combined or reclassified into a smaller number of shares of Common Stock or Class B Common Stock, respectively, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination or reclassification becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision, split, reclassification or combination becomes effective.

(4) Debt, Asset or Security Distributions. (A) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock and/or Class B Common Stock evidences of its indebtedness, assets or securities (but excluding (w) any rights, options, warrants or securities referred to in Section 18(i)(ii)(2), (x) any dividend or distribution paid exclusively in cash, (y) any dividend, shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of a Spin-Off referred to in Section 18(i)(ii)(4)(B), or (z) any dividend or distribution referred to in Section 18(i)(ii)(1)), the Conversion Rate shall be increased by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction, the numerator of which shall be the Current Market Price on the date fixed for such determination less the then fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) of the portion of the assets or evidences of indebtedness so distributed applicable to one share of Common Stock or Class B Common Stock, as the case may be, and the denominator of which shall be such Current Market Price, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution. In any case in which this Section (18)(i)(ii)(4)(A) is applicable, Section 18(i)(ii)(4)(B) shall not be applicable.

(B) In the case of a Spin-Off, the Conversion Rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive that distribution will be increased by multiplying the Conversion Rate by a fraction, the numerator of which is the Current Market Price plus the Fair Market Value (as defined below) of the portion of those shares of Capital Stock or similar equity interests so distributed applicable to one share of Common Stock or Class B Common Stock, as the case may be, and the denominator of which is the Current Market Price. Any adjustment to the Conversion Rate under this Section 18(i)(ii)(4)(B) will occur at the earlier of (A) the tenth Trading Day from, and including, the effective date of the Spin-Off and (B) the date of the securities being offered in the Initial Public Offering of the Spin-Off, if that Initial Public Offering is effected simultaneously with the Spin-Off.

(5) Cash Distributions. In case the Corporation shall (A) by dividend or otherwise, distribute to all holders of its Common Stock and/or Class B Common Stock, cash (excluding (x) any cash that is distributed in a Reorganization Event to which Section 18(i)(iii) applies or as part of a distribution referred to in Section 18(i)(ii)(4)) in an aggregate amount that, combined together with (B) the aggregate amount of any other distributions to all holders of Common Stock and/or Class B Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this Section 18(i)(ii)(5) or (6) has been made and (C) the aggregate of any cash plus the fair market value, as of the date of the expiration of the tender or exchange offer referred to below (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), of the consideration payable in respect of any tender or exchange offer by the Corporation or any of its subsidiaries for all or any portion of the Common Stock and/or Class B Common Stock concluded within the 12 months preceding the date of payment of the distribution described in clause (A) of this Section 18(i)(ii)(5) and in respect of which no adjustment pursuant to this Section 18(i)(ii)(5) or (6) has been made, exceeds 10% of the product of the Current Market Price on the date for the determination of shareholders entitled to receive such distribution times the number of shares of Common Stock and Class B Common Stock outstanding on such date, then, and in each such case, immedi-

ately after the close of business on such date for determination, the Conversion Rate shall be increased by dividing the Conversion Rate in effect immediately prior to the close of business on the date fixed for determination of the shareholders entitled to receive such distribution by a fraction (A) the numerator of which shall be equal to the Current Market Price on the date fixed for such determination less an amount equal to the quotient of (x) the combined amount distributed or payable in the transactions described in clauses (A), (B) and (C) of this Section 18(i)(ii)(5) and (y) the number of shares of Common Stock and Class B Common Stock outstanding on the date fixed for such determination and (B) the denominator of which shall be equal to the Current Market Price on the date fixed for such determination.

(6) Tender Offers. In case (A) a tender or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock and/or Class B Common Stock shall expire and such tender or exchange offer (as amended through the expiration thereof) shall require the payment to shareholders (based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of Purchased Shares (as defined below)) of an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) that combined together with (B) the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of such tender or exchange offer, of consideration payable in respect of any other tender or exchange offer by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock and/or Class B Common Stock expiring within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to Section 18(i)(ii)(5) or (6) has been made and (C) the aggregate amount of any distributions to all holders of shares of Common Stock and/or Class B Common Stock made exclusively in cash within the 12 months preceding the expiration of such tender or exchange offer and in respect of which no adjustment pursuant to Section 18(i)(ii)(5) or (6) has been made, exceeds 10% of the product of the Current Market Price as of the last time (the “Expiration Time”) tenders could have been made pursuant to such tender or exchange offer (as amended through the expiration thereof) times the number of shares of Common Stock and Class B Common Stock outstanding (including any tendered shares) at the Expiration Time, then, and in each such case, immediately prior to the opening of business on the day after the date of the Expiration Time, the Conversion Rate shall be increased by dividing the Conversion Rate immediately prior to the close of business on the date of the Expiration Time by a fraction (A) the numerator of which shall be equal to (x) the product of (I) the Current Market Price on the date of the Expiration Time and (II) the number of shares of Common Stock and Class B Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less (y) the amount of cash plus the fair market value (determined as aforesaid) of the aggregate consideration payable to shareholders based on the transactions described in clauses (A), (B) and (C) of this Section

18(i)(ii)(6) (assuming in the case of clause (A) the acceptance, up to any maximum specified in the terms of the tender or exchange offer, of Purchased Shares), and (B) the denominator of which shall be equal to the product of (x) the Current Market Price on the date of the Expiration Time and (y) the number of shares of Common Stock and Class B Common Stock outstanding (including any tendered shares) on the date of the Expiration Time less the number of all shares validly tendered, not withdrawn and accepted for payment on the date of the Expiration Time (such validly tendered shares, up to any such maximum, being referred to as the “Purchased Shares”).

(7) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock (or if there is not a nearest 1/10,000th of a share to the next lower 1/10,000th of a share). No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. If an adjustment is made to the Conversion Rate pursuant to Section 18(i)(ii)(1), (2), (3), (4), (5), (6) or (7), an adjustment shall also be made to the 20-Day Average Market Price solely to determine which of clauses (1), (2) or (3) of the definition of Conversion Rate will apply on the Automatic Conversion Date. Such adjustment shall be made by multiplying the 20-Day Average Market Price by a fraction, the numerator of which shall be the Conversion Rate immediately before such adjustment and the denominator of which shall be the Conversion Rate immediately after such adjustment pursuant to Section 18(i)(ii)(1), (2), (3), (4), (5) (6) or (7); provided, however, that if such adjustment to the Conversion Rate is required to be made pursuant to the occurrence of any of the events contemplated Section 18(i)(ii)(1), (2), (3), (4), (5) (6) or (7) during the period taken into consideration for determining the 20-Day Average Market Price, appropriate and customary adjustments shall be made to the Conversion Rate.

(8) Increase of Conversion Rate. The Corporation may make such increases in the Conversion Rate, in addition to those required by this Section 18(i)(ii), as it considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons.

(9) Notice of Adjustment. Whenever the Conversion Rate is adjusted in accordance with this Section 18(i)(ii), the Corporation shall: (A) forthwith compute the Conversion Rate in accordance with this Section 18(i)(ii) and prepare and transmit to the Transfer Agent an Officer’s Certificate setting forth the Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and (B) as soon as practicable following the occurrence of an event that requires an adjust-

ment to the Conversion Rate pursuant to this Section 18(i)(ii) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide a written notice to the Holders of the occurrence of such event and a statement setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the adjusted Conversion Rate.

(iii) In the event of:

(1) any consolidation or merger of the Corporation with or into another Person or of another Person with or into the Corporation; or

(2) any sale, transfer, lease or conveyance to another Person of the property of the Corporation as an entirety or substantially as an entirety; or

(3) any reclassification (other than a reclassification to which Section 18(i)(ii)(3) applies),

(any such event, a “Reorganization Event”), each share of Series C Mandatory Convertible Preferred Stock prior to such Reorganization Event shall, after such Reorganization Event, be converted into the right to receive the kind and amount of securities, cash and other property receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distributions thereon which have a record date that is prior to the date of the Reorganization Event) per share of Series C Mandatory Convertible Preferred Stock by a holder of Common Stock that (A) is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate (as defined below) of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Stock held by Affiliates of the Corporation and non-Affiliates, and (B) has failed to exercise the rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such Reorganization Event (provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-electing Share”), then for the purpose of this Section 18(i)(iii) the kind and amount of securities, cash and other property receivable upon such Reorganization Event by each Non-electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-electing Shares). On the Automatic Conversion Date, the Conversion Rate then in effect shall be applied to the value or amount on the Automatic Conversion Date of such securities, cash or other property.

On the occurrence of such a Reorganization Event, the Person formed by such consolidation or merger or the Person which acquires the assets of the Corporation shall execute and deliver to the Transfer Agent an agreement supplemental hereto providing that the Holder of each share of Series C Mandatory Convertible Preferred Stock that re-

mains outstanding after the Reorganization Event (if any) shall have the rights provided by this Section 18(i)(iii). Such supplemental agreement shall provide for adjustments which, for events subsequent to the effective date of such supplemental agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 18(i). The above provisions of this Section 18(i)(iii) shall similarly apply to successive Reorganization Events.

(j) Definitions.

(i) “5-Day Average Market Price” as of any date means the arithmetic average of the volume-weighted average price per share of the Common Stock for each of the five Trading Days ending on the earlier of the day preceding the date in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation, as reported by Bloomberg Professional Service accessed using the reference “XRX Equity VAP” for the period beginning at 9:30 am, New York City time, and ending at 4:00 pm, New York City time. If such day is not a Trading Day, the five Trading Days will end on the last Trading Day prior to such day. For purposes of this paragraph, the term “Ex Date,” when used with respect to any such issuance or distribution, means the first date on which the Common Stock trades without the right to receive such issuance or distribution. If, on any trading day no volume-weighted average price is reported for the Common Stock by Bloomberg Professional Service, the Closing Price of a share of the Common Stock will be substituted for the volume-weighted average price for such day.

(ii) “20-Day Average Market Price” as of any conversion date means the arithmetic average of the volume-weighted average price per share of the Common Stock for each of the 20 Trading Days ending on the third business day prior to the applicable conversion date, as reported by Bloomberg Professional Service accessed using the reference “XRX Equity VAP” for the period beginning at 9:30 am, New York City time, and ending at 4:00 pm, New York City time. If the third business day prior to such conversion date is not a Trading Day, the 20 Trading Days will end on the last trading day prior to the third business day prior to such conversion date. For purposes of this definition, the term “ex date,” when used with respect to any such issuance or distribution, means the first date on which the Common Stock trades without the right to receive such issuance or distribution. If, on any Trading Day no volume-weighted average price is reported for the Common Stock by Bloomberg Professional Service, the Closing Price of a share of the Common Stock will be substituted for the volume-weighted average price for such day.

(iii) “Affiliate” has the same meaning as given to that term in Rule 405 of the Securities Act or any successor rule thereunder.

(iv) “Board Resolution” means a copy of a resolution certified by the Secretary or any Assistant Secretary of the Corporation to have been duly adopted by the Board of Directors or any authorized committee thereof and to be in full force and effect and filed with the Transfer Agent.

(v) “Business Day” means any day other than a Saturday or Sunday or any other day on which banks in The City of New York are authorized or required by law or executive order to close.

(vi) “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.

(vii) The “Closing Price” of the Common Stock or any securities distributed in a Spin-Off, as the case may be, on any date of determination means the closing sale price (or, if no closing sale price is reported, the last reported sale price) per share on the New York Stock Exchange (the “NYSE”) on such date or, if such security is not listed for trading on NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed or quoted or, if such security is not so listed or quoted on a United States national or regional securities exchange, as reported by the Nasdaq stock market or, if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization or, if such bid price is not available, the market value of such security on such date as determined by a nationally recognized independent investment banking firm retained for this purpose by the Corporation.

(viii) “Corporate Trust Office” means the principal corporate trust office of the Transfer Agent at which, at any particular time, its corporate trust business shall be administered.

(ix) “Current Market Price” means (1) on any day the average of the Closing Prices of the Common Stock for the five consecutive Trading Days preceding the earlier of the day preceding the day in question and the day before the “ex date” with respect to the issuance or distribution requiring computation, (2) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the Closing Price of the Common Stock on the Trading Day on which the initial public offering price of the securities being distributed in the Spin-Off is determined, and (3) in the case of any other Spin-Off, the average of the Closing Prices of the Common Stock over the first 10 Trading Days after the effective date of such Spin-Off. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which the Common Stock trades in a regular way on such exchange or in such market without the right to receive such issuance or distribution.

(x) “Fair Market Value” means (1) in the case of any Spin-Off that is effected simultaneously with an Initial Public Offering of the securities being distributed in the Spin-Off, the initial public offering price of those securities, and (2) in the case of any other Spin-Off, the average of the Closing Prices of the securities being distributed in the Spin-Off over the first 10 Trading Days after the effective date of such Spin-Off.

(xi) “Holder” means the Person in whose name a share of Series C Mandatory Convertible Preferred Stock is registered.

(xii) “Initial Public Offering” means the first time securities of the same class or type as the securities being distributed in the Spin-Off are offered to the public for cash.

(xiii) “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Corporation.

(xiv) “Officer’s Certificate” means a certificate signed by two Officers.

(xv) “Person” means any individual, corporation, limited liability corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

(xvi) “Provisional Conversion Date” means the date fixed for conversion of shares of Series C Mandatory Convertible Preferred Stock into shares of Common Stock pursuant to Section 18(f) above or, if the Corporation shall default in the cash payment of (1) an amount equal to any accrued and unpaid dividends on the shares of Series C Mandatory Convertible Preferred Stock then outstanding, whether or not declared, and (2) the present value of all remaining dividend payments on the shares of Series C Mandatory Convertible Preferred Stock then outstanding, through and including July 1, 2006, in connection with such conversion on such date, the date the Corporation actually makes such payment.

(xvii) “Spin-Off” means a dividend or other distribution of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit of the Corporation.

(xviii) “Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

(xix) “Trading Day” means a day on which the Common Stock or any security distributed in a Spin-Off, as the case may be, (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

(xx) “Treasury Yield” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the Provisional Conversion Date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the then remaining term to July 1, 2006; provided, however, that if the then remaining term to July 1, 2006 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Treasury Yield shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the then remaining term to July 1, 2006 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

(xxi) “Transfer Agent” means the Equiserve Trust Company, N.A. unless and until a successor is selected by the Corporation, and then such successor.

(k) Fractional Shares.

No fractional shares of Common Stock shall be issued to Holders. In lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series C Mandatory Convertible Preferred Stock surrendered by the same Holder upon a conversion as described in Section 18(e), (f)(i), (g)(ii) or (h)(i) or which would otherwise be issuable in respect of a stock dividend payment upon a conversion as described in Section 18(e), such Holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of (i) in the case of Section 18(e), the 5-Day Average Market Price or (b) in the case of Section 6(a), 7(b) or 8(c), the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion. If more than one share of Series C Mandatory Convertible Preferred Stock shall be surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Mandatory Convertible Preferred Stock so surrendered.

(l) Miscellaneous.

(i) Procedures for conversion of shares of Series C Mandatory Convertible Preferred Stock, in accordance with Section 18(e), (f), (g) or (h), not held in certificated form will be governed by arrangements among the depositary of the shares of Series C Mandatory Convertible Preferred Stock, its participants and persons that may hold beneficial interests through such participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

(ii) The Liquidation Preference and the annual dividend rate set forth in this Section 18 each shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series C

Mandatory Convertible Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors and submitted by the Board of Directors to the Transfer Agent.

(iii) For the purposes of Section 18(i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(iv) If the Corporation shall take any action affecting the Common Stock, other than any action described in Section 18(i), that in the opinion of the Board of Directors would materially adversely affect the conversion rights of the Holders, then the Conversion Rate, the Provisional Conversion Rate and/or the Optional Conversion Rate for the Series C Mandatory Convertible Preferred Stock may be adjusted, to the extent permitted by law, in such manner, and at such time, as the Board of Directors may determine to be equitable in the circumstances.

(v) The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series C Mandatory Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series C Mandatory Convertible Preferred Stock not theretofore converted. For purposes of this Section 18(l)(v), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series C Mandatory Convertible Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(vi) The Corporation covenants that any shares of Common Stock issued upon conversion of the Series C Mandatory Convertible Preferred Stock or issued in respect of a stock dividend payment upon a conversion described in Section 18(e) shall be validly issued, fully paid and non-assessable.

(vii) The Corporation shall use its best efforts to list the shares of Common Stock required to be delivered upon conversion of the Series C Mandatory Convertible Preferred Stock or upon issuance in respect of a stock dividend payment upon a conversion described in Section 18(e), prior to such delivery, upon each national securities exchange or quotation system, if any, upon which the outstanding Common Stock is listed at the time of such delivery.

(viii) Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series C Mandatory Convertible Preferred Stock or upon issuance in respect of a stock dividend payment upon a conversion described in Section 18(e), the Corporation shall use its best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(ix) The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of the Series C Mandatory Convertible Preferred Stock pursuant thereto or upon issuance in respect of a stock dividend payment upon a conversion described in Section 18(e); provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock or other securities or property in a name other than that of the Holder of the Series C Mandatory Convertible Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or established, to the reasonable satisfaction of the Corporation, that such tax has been paid or is not applicable.

(x) The Series C Senior Mandatory Convertible Preferred Stock is not redeemable.

(xi) The Series C Senior Mandatory Convertible Preferred Stock is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

(xii) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(xiii) Series C Mandatory Convertible Preferred Stock may be issued in fractions of a share which shall entitle the Holder, in proportion to such Holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and have the benefit of all other rights of Holders of Series C Mandatory Convertible Preferred Stock.

(xiv) Subject to applicable escheat laws, any monies set aside by the Corporation in respect of any payment with respect to shares of the Series C Mandatory Convertible Preferred Stock, or dividends thereon, and unclaimed at the end of two years from the date upon which such payment is due and payable shall revert to the general funds of the Corporation, after which reversion the Holders of such shares shall look only to the general funds of the Corporation for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

(xv) Except as may otherwise be required by law, the shares of Series C Mandatory Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Incorporation.

(xvi) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(xvii) If any of the voting powers, preferences and relative, participating, optional and other special rights of the Series C Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series C Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Series C Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Series C Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series C Mandatory Convertible Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

(xviii) Shares of Series C Mandatory Convertible Preferred Stock that (a) have not been issued on or before August 1, 2003 or (b) have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of New York) have the status of authorized but unissued shares of Cumulative Preferred Stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation; provided, however, that any issuance of such shares as Series C Mandatory Convertible Preferred Stock must be in compliance with the terms hereof.

(xix) If any of the Series C Mandatory Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series C Mandatory Convertible Preferred Stock certificate, or in lieu of and substitution for the Series C Mandatory Convertible Preferred Stock certificate lost, stolen or destroyed, a new Series C Mandatory Convertible Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series C Mandatory Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series C Mandatory Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent. The Corporation is not required to issue any certificates representing Series C Mandatory Convertible Preferred Stock on or after the Automatic Conversion Date. In place of the delivery of a replacement certificate following the Automatic Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described above, will deliver the shares of Common Stock pursuant to the terms of the Series C Mandatory Convertible Preferred Stock evidenced by the certificate.”

5. The foregoing amendments of the Certificate of Incorporation of the Corporation were authorized by the Finance Committee of the Board of Directors of the Corporation at a meeting duly called and held on June 19, 2003.

IN WITNESS WHEREOF, the undersigned has signed this Certificate under penalty of perjury on the date set forth.

Date: June 24, 2003

By:	/s/ LESLIE F. VARON
Name:	Leslie F. Varon
Title:	Vice President and Secretary